Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

Dated as of August 20, 2014

REVOLUTION LIGHTING TECHNOLOGIES, INC.,

LUMIFICIENT CORPORATION

LIGHTING INTEGRATION TECHNOLOGIES, LLC,

SEESMART TECHNOLOGIES, LLC,

RELUME TECHNOLOGIES, INC.,

TRI-STATE LED DE, LLC, and

VALUE LIGHTING, LLC

as Borrowers

and

THE GUARANTORS PARTY HERETO

BANK OF AMERICA, N.A.,

as Lender

Section 9.	COVENANTS AND CONTINUING AGREEMENTS	37
9.1.	Affirmative Covenants	37
9.2.	Negative Covenants	41
9.3.	Financial Covenants	44
Section 10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	45
10.1.	Events of Default	45
10.2.	Remedies upon Default	46
10.3.	License	47
10.4.	Setoff	47
10.5.	Remedies Cumulative; No Waiver	47
10.6.	Curative Equity	48
Section 11.	MISCELLANEOUS	48
11.1.	Amendments and Waivers	48
11.2.	Power of Attorney	48
11.3.	Indemnity	49
11.4.	Notices and Communications	49
11.5.	Performance of Obligors’ Obligations	50
11.6.	Credit Inquiries	50
11.7.	Severability	50
11.8.	Cumulative Effect; Conflict of Terms	50
11.9.	Counterparts; Execution	51
11.10.	Entire Agreement	51
11.11.	No Control; No Advisory or Fiduciary Responsibility	51
11.12.	Confidentiality	51
11.13.	GOVERNING LAW	52
11.14.	Consent to Forum	52
11.15.	Waivers by Obligors	52
11.16.	PATRIOT Act Notice	52
11.17.	NO ORAL AGREEMENT	52

LIST OF SCHEDULES

Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.13	Environmental Matters
Schedule 8.1.14	Restrictive Agreements
Schedule 8.1.15	Litigation
Schedule 8.1.17	Pension Plans
Schedule 8.1.31	Financing Statements and other Filings
Schedule 9.1.9	Deposit Accounts
Schedule 9.1.10	Business Locations
Schedule 9.2.2	Existing Liens
Schedule 9.2.17	Existing Affiliate Transactions

(ii)

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Conditions Precedent
Exhibit D	Fees
Exhibit E	Financial Reporting
Exhibit F	Collateral Reporting
Exhibit G	Notice of Borrowing

(iii)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of August 20, 2014, among REVOLUTION LIGHTING TECHNOLOGIES, INC., a Delaware corporation (“RLT”), LUMIFICIENT CORPORATION, a Minnesota corporation (“Lumificient”), LIGHTING INTEGRATION TECHNOLOGIES, LLC, a Delaware limited liability company (“LIT”), SEESMART TECHNOLOGIES, LLC, a Delaware limited liability company (“Seesmart Tech”), RELUME TECHNOLOGIES, INC., a Delaware corporation (“Relume”), TRI-STATE LED DE, LLC, a Delaware limited liability company (“Tri-State”), and VALUE LIGHTING, LLC, a Delaware limited liability company (“Value Lighting”, and together with RLT, Lumificient, LIT, Seesmart Tech, Relume and Tri-State, singly and collectively, jointly and severally, “Borrowers” and each a “Borrower”), the Guarantors party hereto, and BANK OF AMERICA, N.A., a national banking association (“Lender”).

R E C I T A L S:

Borrowers have requested that Lender provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Acquisition: means, with respect to any Person (a) an Investment in, or a purchase of, a controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit, division or line of business of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business of another Person, or a controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

Additional Debt Principal Payment Conditions: means the following conditions with respect to any payment of principal in cash on any of the Aston Debt and/or the DPI/Epiphany Debt:

(a) before and after giving effect to such payment, no Event of Default shall have occurred and be continuing;

(b) before and after giving effect to such payment Availability shall be no less than $5,000,000; and

(c) after giving effect to such payment, the proforma Fixed Charge Coverage shall be at least 1.25 to 1.0, calculated on a trailing 12 month basis.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Aged A/P Reserve: means the aggregate amount of all Accounts owing by the Borrowers that are unpaid for more than 90 days after the original invoice date, which Aged A/P Reserve shall be reduced by the Lender on a dollar-for-dollar basis as each such Account is paid in full, all as determined to the sole satisfaction of the Lender. As of the Closing Date, the Aged A/P Reserve is $2,141,000.

Allocable Amount: as defined in Section 5.10.3.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the PATRIOT Act.

Applicable Margin: the margin set forth below, as determined by the average daily Excess Availability for the last Fiscal Quarter:

Level	Average Daily Excess Availability		Base Rate Revolver Loans	LIBOR Revolver Loans

I	≥ $	6,000,000	1.75%	2.75%
II	< $	6,000,000	2.00%	3.00%

Until December 31, 2014, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease by Lender on the first day of the calendar month following each Fiscal Month end. If, Lender is unable to calculate average daily Excess Availability for a Fiscal Month due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Lender, margins shall be determined as if Level II were applicable until the first day of the calendar month following its receipt.

Approved Credit Enhancement: an irrevocable letter of credit that is in form and substance reasonably acceptable to Lender, issued or confirmed by a bank reasonably acceptable to Lender, and payable in Dollars at a place of payment within the United States, which letter of credit is assigned to Lender for the benefit of the Secured Parties (with such assignment acknowledged by the issuing or confirming bank) or, if so requested by Lender, duly transferred to Lender for the benefit of the Secured Parties together with sufficient documentation to permit direct draws under any such letter of credit by Lender for the benefit of the Secured Parties).

Aston: Aston Capital, LLC.

Aston Debt: means the Debt of RLT to Aston as evidenced by the Aston Note, together with interest, costs and expenses set forth in the Aston Note.

Aston Note: means that certain Promissory Note, dated as of July 31, 2014, in the original principal amount of $5,668,654.37 executed and delivered by RLT, as maker, in favor of Aston, as payee, which Promissory Note amends, replaces and supersedes (i) that certain Promissory Note, dated as of April 4, 2014, in the original principal amount of $1,000,000 executed and delivered by RLT, as maker, in favor of Aston, as payee and (ii) that certain Promissory Note, dated as of June 30, 2014, in the original principal amount of $1,968,654.38 executed and delivered by RLT, as maker, in favor of Aston, as payee.

Availability: the Borrowing Base minus Revolver Usage.

Availability Block: means $2,500,000, which amount shall be reduced by Lender to $0.00 if the unaudited consolidated balance sheets as of the Fiscal Year ending December 31, 2014 and the related unaudited consolidated statements of income, cash flows and stockholder equity of RLT and Subsidiaries for such Fiscal Year, evidence that the Obligors achieved at least eighty percent (80%) of the prior projections as delivered by the Obligors to the Lender, all as determined to the sole satisfaction of the Lender.

Availability Reserve: means the sum (without duplication) of (a) the Dilution Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the Aged A/P Reserve; (d) the Availability Block; and (e) such additional reserves, in such amounts and with respect to such matters, as Lender in its reasonable discretion may elect to impose from time to time.

Bank Product: any of the following products, services or facilities extended to an Obligor or Affiliate of an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services and corporate purchasing cards; and (d) leases and other banking products or services, other than Letters of Credit.

Bank Product Debt: Debt, obligations and other liabilities of an Obligor or Affiliate of an Obligor with respect to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its reasonable discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a thirty (30) day interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.3.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of:

(a) the Revolver Commitment; or

(b) the sum of:

(i) 85% of the Value of Eligible Accounts; plus

(ii) the lesser of (A) 70% of the Value of Eligible Inventory; or (B) 85% of the NOLV Percentage of the Value of Eligible Inventory; minus

(iii) the Availability Reserve.

Borrowing Base Certificate: a certificate substantially in the form of Exhibit A (or such other form acceptable to Lender) and satisfactory to Lender in all respects, by which Borrowers certify the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by an Obligor for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations; and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC: means a controlled foreign corporation (as that term is defined in the Code).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any enforceable request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all enforceable requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control:

(a) Aston ceases to own and control, beneficially and of record, directly or indirectly, fifty-one percent (51%) of the Equity Interests of RLT; or

(b) RLT ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers (except as a result of a merger or consolidation of any Borrower into RLT); or

(c) without limiting the foregoing clause (a), any other Obligor ceases to own and control, beneficially and of record, all of the Equity Interests of any of its Subsidiaries (except as a result of a merger or consolidation of any Borrower into RLT); or

(d) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of RLT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) or (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(e) the sale or transfer of all or substantially all assets of any Obligor, except to the extent specifically permitted by this Agreement.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or applicable law; or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 10.2.

Commitments: the Revolver Commitment.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate substantially in the form of Exhibit B, and satisfactory to Lender in all respects, by which Borrowers certify compliance with Section 9.3.

Connection Income Taxes – Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control Agreement: a control agreement reasonably satisfactory to Lender executed by an institution maintaining a Deposit Account or a Securities Account for an Obligor, to perfect Lender’s Lien on such account.

Curative Equity: means the net amount of equity contributions made to Borrower by Ashton, or another Person, on terms and conditions satisfactory to the Lender in immediately available funds and which are designated “Curative Equity” by Borrower under Section 10.6 of the Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Debt, trade payables, or otherwise) shall not constitute Curative Equity.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto; provided, however, if no interest rate is specifically applicable, the Default Rate shall be equal to 2% plus the Base Rate in effect at such time plus the Applicable Margin for Base Rate Revolving Loans.

Designated Jurisdiction: any country or territory that is the subject of any Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution Percent exceeds 5%.

DPI: means DPI Management, Inc.

DPI/Epiphany Debt: means the Debt of RLT to DPI and Epiphany as evidenced by the DPI/Epiphany Settlement Agreement.

DPI/Epiphany Settlement Agreement: means that certain Letter Agreement, dated as of August 8, 2014, by and among DPI, Epiphany and RLT setting forth the terms and conditions of the complete satisfaction of the DPI/Epiphany Payable.

DPI/Epiphany Payable: means the account payables owed by RLT to DPI and Epiphany in the amount of $3,736,000.93 as of the Closing Date.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.

EBITDA: determined on a consolidated basis for RLT’s and Subsidiaries’ net income or loss for any period calculated before interest expense and other financing charges, provision for or benefit from income taxes, depreciation, and amortization expense, stock-based compensation expense, gains or losses arising from sales of capital assets, losses on impairment of long-lived assets and goodwill, unrealized gains and losses resulting from changes in fair values of derivatives and financial instruments (including changes in fair value of contingent consideration related to business combinations), directly related charges related to the consummation of business combinations (and, if such charges are paid in cash, solely to the extent approved by the Lender), severance and restructuring charges (and, if such charges are paid in cash, solely to the extent approved by the Lender), extraordinary gains and losses (including losses and gains from extinguishment of debt) and non-recurring expenses and income which do not represent cash items in such period (in each case to the extent included in determining net income).

Eligible Account: Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is deemed by Lender, in its discretion to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% (or such higher percentage as Lender may establish for the Account Debtor from time to time) of the aggregate Eligible Accounts;

(d) it does not conform in all material respects with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, rebate, reserve, defense, chargeback, credit or allowance, but only to the extent thereof;

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, except to the extent such sale is supported or secured by an Approved Credit Enhancement;

(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the Assignment of Claims Act, or the Account Debtor is a state, province, territory, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor;

(i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been performed for the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended (unless, as so extended, it is paid within the terms set forth in clause (a) of this definition), the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;

(m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for such Person’s personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued on behalf of a Borrower;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(p) the Account Debtor is located in any jurisdiction which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower satisfies such conditions to collect, including, to the extent necessary, qualifying to transact business in such jurisdiction as a foreign entity or filing a Notice of Business Activities Report or other required report with the appropriate officials in those jurisdictions for the then current year;

(q) it is payable in a currency other than Dollars; or

(r) it is due from a customer to the extent that the customer has cash or credit on deposit.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days old will be excluded.

Eligible Inventory: Inventory owned by a Borrower that the Lender, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:

(a) is finished goods or raw materials and or work-in-process, packaging or shipping materials, labels, replacement parts or manufacturing supplies;

(b) is not held on consignment, nor subject to any deposit or down payment;

(c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;

(d) is not perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to Sanctions or any specially designated nationals list maintained by OFAC and does not constitute hazardous materials under any Environmental Law;

(f) conforms with the covenants and representations herein;

(g) is subject to Lender’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien junior to Lender’s Lien or any other Lien for which an Availability Reserve is being maintained);

(h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person or located at a vendor;

(i) is not subject to any warehouse receipt or negotiable Document (unless issued or endorsed to Lender);

(j) is not subject to any License or other arrangement that restricts such Borrower’s or Lender’s right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver;

(k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and

(l) is reflected in the details of a current perpetual inventory report.

Envirolight: Envirolight LED, LLC, a California limited liability company, and a wholly owned Subsidiary of Seesmart.

Environmental Laws: applicable federal, state and local laws (including programs, permits and guidance promulgated by regulatory agencies), relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including, without limitation, CERCLA, RCRA and CWA and state counterpart statutes

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release, disposal or discharge as defined in CERCLA or under any other Environmental Law.

Epiphany: means Epiphany Lighting Products.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 10.

Excess Availability: means as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Lender.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Tax: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profit Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its lending office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; and (b) U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Lender: means Crestmark Bank.

Extraordinary Expenses: all reasonable costs, expenses or advances that Lender may incur during a Default or Event of Default, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of set off or recoupment, credit bid or otherwise); and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.

Fiscal Month: each period of one month, commencing on the first day of a Fiscal Year.

Fiscal Quarter: each period of three (3) months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of RLT and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for RLT and its Subsidiaries for the most recent twelve (12) Fiscal Months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: determined on a consolidated basis for RLT and its Subsidiaries for any period of calculation the sum of cash interest expense (other than payment-in-kind), scheduled cash principal payments made on Borrowed Money, and Distributions permitted hereunder.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligations (except inchoate indemnity obligations with respect to which Lender has received no notice), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such

Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its reasonable discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Lender arising on or before the payment date. The Revolver Loans shall not be deemed to have been paid in full unless the Commitment Termination Date has occurred and the Lender’s obligation to issue Letters of Credit has been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.10.3.

Guarantors: Seesmart, Envirolight, Sentinel and Value Lighting Houston, and each Borrower as to each other Borrower, and each other Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Lender, other Secured Parties, and each of their respective officers, members, managers, partners, shareholders, directors, employees, Affiliates, agents and attorneys.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including, without limitation, all present and future: trade secrets, know-how and other confidential or proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; all works of authorship and other copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; rights under license agreements and franchise agreements related to any of the foregoing and income therefrom; computer software, including source codes, object codes, executable code, data and databases; all other intellectual property; all common law and other rights throughout the world in and to all of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any written claim or assertion that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory Reserve: reserves established by Lender in its reasonable credit judgment to reflect factors that would reasonably be expected to negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: (a) a transaction or series of transactions resulting in (i) acquisition of a business division or substantially all assets of a Person; (ii) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (iii) merger, consolidation or combination of a Borrower or Subsidiary with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Lender, as security for the Obligations.

IRS: the United States Internal Revenue Service.

LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 is satisfied as determined by Lender; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists or would be caused thereby and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Lender in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the aggregate Stated Amount of all outstanding Letters of Credit.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary banker’s acceptance or similar instrument issued by Lender for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $4,000,000.

LIBOR: for the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Lender at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Lender, as published on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time); provided that any such comparable or successor rate shall be applied by Lender, if administratively feasible, in a manner consistent with market practice.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property (other than off-the-shelf software) in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any interest in Property that secures an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Management Services Agreement: that certain Management Services dated as of April 16,2013 by and between Aston and RLT.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of the Obligors, taken as a whole, or on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any Collateral; (b) impairs in any material respect the ability of the Obligors to perform the obligations under the Loan Documents of the Obligors, taken as a whole, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which an Obligor is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect; (c) that relates to Subordinated Debt, or to Permitted Debt in an aggregate amount of $250,000 or more, (d) the Tri-State Agreement, and (e) the Value Lighting Merger Agreement.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to any disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Lender.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, substantially in the form of Exhibit G annexed hereto or otherwise in form and substance reasonably satisfactory to Lender.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, substantially in the form of Exhibit G annexed hereto or otherwise in form and substance reasonably satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans; (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit; (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents; (d) Bank Product Debt; and (e) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Obligor, undertaken in good faith and consistent with applicable law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, Lien Waiver, Borrowing Base Certificate, Compliance Certificate, promissory note, financial statement or report delivered hereunder, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document.

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.4.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: means an Acquisition in which all of the following conditions are satisfied:

(a) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition, and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b) the Borrower Agent shall have furnished the Lender with ten (10) Business Days’ prior written notice of such intended Acquisition and shall have furnished the Lender with a current draft of the acquisition documents (and final copies thereof as and when executed), and such other information as the Lender may reasonably require, all of which shall be reasonably satisfactory to the Lender;

(c) the legal structure of the Acquisition shall be acceptable to the Lender in its reasonable discretion;

(d) After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests of a Person, such Person shall be a wholly-owned Subsidiary of RLT or a wholly-owned Subsidiary of RLT’s Subsidiaries; and

(e) Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by an Obligor under this Agreement.

Permitted Debt: means: (a) the Obligations; (b) Subordinated Debt; (c) Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $2,500,000; (d) Bank Product Debt incurred in the Ordinary Course of Business; (e) Contingent Obligations (i) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (ii) arising from Hedging Agreements permitted hereunder; (iii) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (iv) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (v) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (vi) arising under the Loan Documents; and (f) unsecured Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $2,500,000 in the aggregate at any time.

Permitted Investment: means an Investment so long as (i) before and after giving effect to such Investment, no Event of Default has occurred and is continuing, (ii) the aggregate amount of all Investments (including any Permitted Acquisitions) after the Closing Date shall not exceed $250,000, provided however any Permitted Acquisition which is financed with the proceeds of an Equity Issuance on terms and conditions satisfactory to Lender shall not be included in the cap of $250,000, (iii) the Borrower has certified to Lender in writing that after giving effect to such Investment, the Obligors shall be in pro forma compliance with the financial covenants set forth in Section 9.3, and (iv) the Obligors comply with the provisions of Section 9.2.9.

Permitted Lien: means: (a) Liens in favor of Lender; (b) Purchase Money Liens securing Purchase Money Debt that is permitted under Section 9.2.1; (c) Liens for Taxes not yet due or being Properly Contested; (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary; (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender’s Liens and are required or provided by law; (f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers; (g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender’s Liens; (h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business; (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and (j) existing Liens shown on Schedule 9.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 11.4.3.

Pledge Agreement: that certain pledge agreement executed and delivered by the Obligors in favor of Lender, pursuant to which such Obligors grant to Lender a Lien on Equity Interests held by such Obligors, as security for the Obligations.

Prime Rate: the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months’ rent and other charges that could be payable to any such Person (including any past-due rent), unless it has executed a Lien Waiver.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

Restricted Investment: any Investment by an Obligor, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; and (b) Cash Equivalents that are subject to Lender’s Lien and control, pursuant to documentation in form and substance satisfactory to Lender; (c) loans and advances permitted under Section 9.2.7; and (d) Permitted Investments.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany debt amongst the Obligors.

Revolver Commitment: Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $25,000,000 in the aggregate.

Revolver Loan: a loan made pursuant to Section 2.1.

Revolver Termination Date: August 20, 2017.

Revolver Usage: the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successors thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Secured Parties: Lender and providers of Bank Products.

Security Documents: the this Agreement, the Guaranties, IP Assignment, Control Agreements, the Pledge Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Seesmart: Seesmart, Inc., a Delaware corporation, and a wholly owned Subsidiary of Seesmart Tech.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Sentinel: Sentinel System, LLC, a Michigan limited liability company and a wholly owned Subsidiary of Relume.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase provided by the terms of the Letter of Credit or related LC Documents, whether or not then effective.

Subordinated Debt: all of the indebtedness owed by any Obligor to any Person the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a debt subordination agreement approved by Lender in its reasonable discretion. For sake of clarity, the DPI/Epiphany Debt and the Aston Debt constitute Subordinated Debt.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tri-State Agreement: that certain agreement entitled “Membership Interest Purchase Agreement By and Among Revolution Lighting Technologies, Inc., Tri-State LED DE, LLC, Tri-State LED, Inc., Ronald Young, Jr. and Robert Ostrander Dated as of November 15, 2013”.

Tri-State Earnout Payment Conditions: means the following conditions with respect to any payment of any Tri-State Earnout Payments in cash:

(a) before and after giving effect to such payment, no Event of Default shall have occurred and be continuing;

(b) before and after giving effect to such payment Availability shall be no less than $5,000,000; and

(c) after giving effect to such payment, the proforma Fixed Charge Coverage shall be at least 1.25 to 1.0.

Tri-State Earnout Payments: means the earnout payments required to be paid to the Seller (as that term is defined in the Tri-State Agreement) pursuant to the terms and conditions of the Tri-State Agreement.

Tri-State Agreement Subsequent Payment: means “Subsequent Payment” as that term is defined in Section 1.4(b) of the Tri-State Agreement in effect as of the Closing Date in the amount of $1,500,000 plus applicable interest in the amount of $54,167, as such Subsequent Payment due date was extended pursuant to an agreement amongst the parties to the Tri-State Agreement.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if the average daily Revolver Usage was 50% or less of the Revolver Commitment during the preceding calendar month, or (b) 0.375%, if the average daily Revolver Usage was more than 50% of the Revolver Commitment during the preceding calendar month.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person as an offset against the face amount thereof.

Value Lighting Earnout Payment Conditions: means the following conditions with respect to any payment of any Value Lighting Earnout Payments in cash:

(a) before and after giving effect to such payment, no Event of Default shall have occurred and be continuing;

(b) before and after giving effect to such payment Availability shall be no less than $5,000,000; and

(c) after giving effect to such payment, the proforma Fixed Charge Coverage shall be at least 1.25 to 1.0.

Value Lighting Earnout Payments: means the earnout payments required to be paid to the Stockholders (as that term is defined in the Value Lighting Merger Agreement) pursuant to the terms and conditions of the Value Lighting Merger Agreement.

Value Lighting Houston: Value Lighting of Houston, LLC, a Texas limited liability company, and a wholly owned Subsidiary of Value Lighting.

Value Lighting Merger Agreement: that certain agreement entitled “Agreement and Plan of Merger By and Among Revolution Lighting Technologies, Inc., Value Merger Sub, LLC, Value Lighting, Inc., AL Enterprises, Inc., Value Lighting of Houston, LLC and The Stockholders Dates as of March 6, 2014.”

Value Lighting Merger Agreement Subsequent Payment: means “Subsequent Payment” as that term is defined in Section 1.4(b) of the Value Lighting Merger Agreement in effect as of the Closing Date.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Lender to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender’s notice address under Section 11.4.1; or (g) except where otherwise qualified, discretion of Lender mean its sole and absolute discretion. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP). Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

SECTION 2.	CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrowers in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Revolver Loan would exceed the Borrowing Base.

2.1.2. Use of Proceeds. The proceeds of Revolver Loans and Letters of Credit shall be used by Borrowers solely (a) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with Borrowers’ existing credit facility with the Existing Lender; (b) to satisfy existing Debt pursuant to the terms and conditions of this Agreement; (c) to pay fees and transaction expenses associated with the closing of this credit facility; (d) to pay Obligations in accordance with this Agreement; and (e) for other lawful corporate purposes of Obligors, including working capital, in each case to the extent permitted under the Loan Documents. Borrowers shall not, directly or indirectly, use any Letter of Credit or the proceeds of any Loan, nor use, lend, contribute or otherwise make available any Letter of Credit or proceeds of any Loan to any Subsidiary not wholly owned by a Borrower or another wholly-owned Subsidiary, or to a joint venture partner or other Person, (y) to fund any activities of or business with any Person, or in any country, territory or jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of Sanctions; or (z) in any manner that will result in a violation of Sanctions by any Person (including any Secured Party or other individual or entity participating in the transaction.

2.1.3. Termination of Revolver Commitment. The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least fifteen (15) days’ prior written notice to Lender Borrowers may, at their option, terminate the Revolver Commitment and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the Revolver Termination Date, Borrowers shall make Full Payment of all Obligations.

2.1.4. Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Lender, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2. Letter of Credit Facility.

2.2.1. Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.

(b) Letters of Credit may be requested by a Borrower to support obligations of a Borrower or a wholly-owned Subsidiary incurred in the Ordinary Course of Business, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its reasonable discretion.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except to the extent resulting from its gross negligence or willful misconduct. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) Lender shall not issue any Letter of Credit, if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(ii) [reserved];

(iii) except as otherwise agreed by Lender, such Letter of Credit is to be denominated in a currency other than Dollars; provided that if Lender issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(iv) one or more of the applicable conditions specified in Section 6 is not then satisfied; or

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount thereof after any drawing thereunder.

2.2.2. Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit and all applicable fees, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.2.3. Cash Collateral. If at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within twenty (20) Business Days, then Borrowers shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to provide any Cash Collateral as required hereunder, Lender may advance, as Revolver Loans, the amount of Cash Collateral required.

SECTION 3.	INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b) During the continuation of an Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) (A) on the first day of each month, if a Base Rate Loan, and (B) at the end of the applicable Interest Period, if a LIBOR Loan; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two (2) Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be thirty (30) days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans. Lender does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days (if available from Lender); provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Lender shall immediately notify Borrowers of such determination. Until Lender notifies Borrowers that such circumstance no longer exists, the obligation of Lender to make affected LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as such LIBOR Loans.

3.2. Fees. Borrowers jointly and severally shall pay to Lender the fees set forth on Exhibit D to this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within ten (10) Business Days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly on demand. Borrowers also shall reimburse Lender for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; (c) subject to the limits of Section 9.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender’s personnel or a third party; and (d) any action to enforce any Loan Documents or to collect any payments due from any other Obligor. All fees, costs and expenses for which Borrowers are responsible under this Section 3.4 shall be deemed part of the Obligations when incurred. All legal, accounting and consulting fees shall be charged to Borrowers by Lender’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Lender, including fees paid hereunder. If, for any reason (including inaccurate reporting by any Borrower), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and Borrowers shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due within ten (10) Business Days following demand.

3.5. Illegality. If Lender determines that any applicable law (including any Change in Law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower Agent, any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Lender notifies Borrower Agent in connection with a Borrowing, conversion or continuation of, a LIBOR Loan that for any reason Lender determines that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (b) adequate and reasonable means do not exist for determining LIBOR for the applicable Interest Period, or (c) LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lender of funding the Loan, then Lender’s obligation to make or maintain LIBOR Loans and utilization of the LIBOR component in determining Base Rate shall be suspended until Lender revokes the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result in clause (a), (b) or (c) above shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or

Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3. LIBOR Loan Reserves. If Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if Lender notifies Borrowers of the additional interest less than 10 days prior to the interest payment date, then the additional interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4. Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower Agent of the applicable Change in Law and of Lender’s intention to claim compensation therefor.

3.8. Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts under Section 5.9, then at the request of Borrower Agent, Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match fundings. For purposes of calculating amounts payable under this Section, Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.	LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Revolver Loan, Borrower Agent shall give Lender a Notice of Borrowing. Such notice must be received by Lender by 11:00 a.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two (2) Business Days prior to the requested funding date for a LIBOR Loan. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date

(which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be thirty (30) days if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such relevant Obligation. In addition, Lender may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Lender or any of its Affiliates.

(c) The Obligors shall establish and maintain controlled disbursement accounts with Lender or any of its Affiliates. The parties agree that presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of any Loan may be disbursed directly to any controlled disbursement accounts.

4.1.2. Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Lender. Borrowers shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by a Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, plus any increment of $100,000 in excess thereof. No more than five (5) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.3. Borrower Agent. Each Obligor hereby designates RLT as its representative and agent (in such capacities, “Borrower Agent”) for all purposes under the Loan Documents, including requests for and receipts of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrowing Base and financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Obligor. Lender may give any notice or communication with an Obligor hereunder to Borrower Agent on behalf of such Obligor. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.4. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Obligors and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Obligor to the extent of any Obligations jointly or severally owed by such Obligor.

4.5. Effect of Termination. On the effective date of the termination of the Revolver Commitment, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Notwithstanding Full Payment of the Obligations, Lender shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Lender may incur as a result of the dishonor or return of Payment Items applied to Obligations, any obligations that may thereafter arise with respect to Bank Products, and any

Obligations that may thereafter arise under Section 11.3 hereof, Lender receives (a) a written agreement, executed by Obligors, indemnifying Lender and its Affiliates from any such damages; or (b) such Cash Collateral as Lender, in its reasonable discretion, deems necessary to protect against any such damages. Sections 3.4, 3.6, 3.7, 3.9, 5.6, 5.9, 11.3, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.	PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Obligors agree that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If an Overadvance exists at any time, Borrowers shall, on the sooner of Lender’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any asset disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3. Curative Equity. Within 1 Business Day of the date of receipt by Borrower of the proceeds of any Curative Equity pursuant to Section 10.6, Borrower shall prepay the outstanding principal of the Obligations in accordance with Section 5.1 in an amount equal to 100% of such proceeds.

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Obligors as provided in the Loan Documents or, if no payment date is specified, within ten (10) Business Days of demand therefor.

5.5. Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Lender. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Lender, Lender may require immediate transfer of all funds in such account to a Dominion Account maintained with Lender. Lender assumes no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Dominion Account.

5.6. Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender, or Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its reasonable discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.7. Application of Payments.

5.7.1. Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Notwithstanding anything herein to the contrary, monies and collateral proceeds obtained from an Obligor shall not be applied to repayment of its Excluded Swap Obligations.

5.7.2. Insurance and Condemnation Proceeds. Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Lender. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations.

5.7.3. Reinvestment of Proceeds. If requested by Borrowers in writing within thirty (30) days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment, Borrowers may use such proceeds or awards to repair or replace such Equipment (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Lender; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (iv) Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require; and (v) the aggregate amount of such proceeds or awards requested to be used by Borrowers from any single casualty or condemnation does not exceed $250,000.

5.8. Account Stated. Lender shall maintain, in accordance with customary practices, loan account(s) evidencing the Debt of Obligors hereunder. Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Obligors to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by applicable law. If applicable law (as determined by Lender in its reasonable discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.

(b) If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any applicable law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by applicable law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Without limiting the foregoing, Obligors shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at Lender’s option, timely reimburse Lender for payment thereof.

5.9.2. Tax Indemnification. Obligors shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Obligors shall make payment within ten (10) Business Days after demand for any amount or liability payable under this Section. A certificate delivered to Obligors by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

5.9.3. Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower Agent, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by applicable law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.9.4. Treatment of Certain Refunds. If Lender determines in its discretion that it or another Recipient has received a refund of any Taxes that were indemnified by Obligors or with respect to which a Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Obligors the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Obligors shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.5. Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Obligors properly completed and executed documentation reasonably requested by Obligors as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Obligors, shall deliver such other documentation prescribed by applicable law as is necessary to enable Obligors to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.6. Documentation. Without limiting the foregoing, Lender shall deliver to Borrowers, from time to time upon reasonable request, executed originals of IRS Form W-9 or W-8BEN, certifying that Lender is exempt from U.S. federal backup withholding Tax. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrowers at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers such documentation prescribed by applicable law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for them to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date hereof. If any form or certification delivered by Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, Lender shall update the form or certification or notify Borrowers in writing of its inability to do so.

5.9.7. Survival. Each party’s obligations under this Section 5.9 shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations, and shall bind any assignee.

5.10. Nature and Extent of Each Obligor’s Liability.

5.10.1. Joint and Several Liability. Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.10.2. Waivers.

(a) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Obligor. It is agreed among each Obligor and Lender that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Obligor’s liability under this Section 5.10 shall not exceed the greater of (i) all amounts for which such Obligor is primarily liable, as described in clause (c) below, and (ii) such Obligor’s Allocable Amount.

(b) If any Obligor makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.10.3(a) shall not limit the liability of any Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support its business, Bank Products incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of the Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4. Joint Enterprise. Each Obligor has requested that Lender make this credit facility available to Obligors on a combined basis, in order to finance Obligors’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each Obligor and ease administration of the facility, all to their mutual advantage. Obligors acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Obligors and at Obligors’ request.

5.10.5. Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.	CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Obligors hereunder, until the date (“Closing Date”) that each of the conditions precedent set forth on Exhibit C has been satisfied. The acceptance by Borrowers of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied (other than such conditions that are subject to the satisfaction of Lender), with the same effect as delivery to Lender of a certificate signed by a Senior Officer of Borrowers, dated the Closing Date, to such effect.

6.2. Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Obligors, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No Material Adverse Effect has occurred;

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and

(f) No Overadvance shall result from such funding or issuance.

Each request (or deemed request) by Obligors for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Obligors that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.	COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender, on behalf of itself and the other Secured Parties, a continuing security interest in and Lien upon all personal Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located: (a) all Accounts; (b) all Chattel Paper, including Electronic Chattel Paper; (c) all Commercial Tort Claims, including those shown on Schedule 8.1.15; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and Fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; provided, that in no event shall the Collateral include more than 65% of the voting stock of any Foreign Subsidiary.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Lender to make such request.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Lender’s reasonable discretion (and with the consent of Obligors, as long as no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Lender a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. Reserved.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Obligors shall promptly notify Lender in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 8.1.15 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender.

7.4.2. Certain After-Acquired Collateral. Obligors shall promptly notify Lender in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights with a face amount or representing Property having a Value exceeding $100,000 and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, Control Agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Lender’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

7.5. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6. Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, supplements and agreements, and shall take such actions, as Lender deems appropriate under applicable law to evidence, perfect, preserve or protect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and any amendments or continuations with respect to such financing statements, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral. Each Obligor hereby further authorizes Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Obligor hereunder in any Intellectual Property, without the signature of such Obligor, and naming such Obligor, as debtor, and Lender, as secured party.

SECTION 8.	REPRESENTATIONS AND WARRANTIES

8.1. General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

8.1.1. Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform each Loan Document to which it is a signatory. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any applicable law or Material Contract; or (d) result in or require the imposition of a Lien (other than a Lien in favor of Lender) on any Obligor’s Property.

8.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4. Capital Structure. Schedule 8.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 8.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other

Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Lender’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as disclosed on Schedule 8.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

8.1.5. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all personal Property material to the conduct of its business, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.

8.1.6. Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that: (a) it is genuine and enforceable in accordance with its terms and is not evidenced by a judgment; (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto; (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request; (d) it is not subject to any offset, Lien (other than Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; (e) no purchase order, agreement, document or applicable law restricts assignment of the Account to Lender; and (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder.

8.1.7. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of RLT and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of RLT and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2013, there has been no change in the condition, financial or otherwise, of any RLT or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Obligors, taken as a whole, are Solvent.

8.1.8. Surety Obligations. No Obligor Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9. Taxes. Each Obligor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file (except where on extension authorized by applicable law), and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

8.1.11. Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending Intellectual Property Claim or, to any Obligor’s knowledge, any Intellectual Property Claim threatened in writing with respect to any Obligor, any Subsidiary or any of their material Property (including any material Intellectual Property). Except as disclosed on Schedule 8.1.11, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 8.1.11.

8.1.12. Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.1.13. Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, with all applicable law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any applicable law. No Inventory has been produced in violation of the FLSA. Except as disclosed on Schedule 8.1.13, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

8.1.14. Burdensome Contracts. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

8.1.15. Litigation. Except as shown on Schedule 8.1.15, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

8.1.16. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money or allow termination of any Material Contract.

8.1.17. ERISA. Except as disclosed on Schedule 8.1.17:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

8.1.18. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

8.1.19. Labor Relations. No Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

8.1.20. Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

8.1.21. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable law regarding its authority to incur Debt.

8.1.22. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.23. OFAC. No Obligor, Subsidiary or, to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Obligor or Subsidiary is located, organized or resident in a Designated Jurisdiction.

8.1.24. Deposit Accounts. Schedule 9.1.9 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts.

8.1.25. Business and Property of Borrowers. Upon and after the Closing Date, Obligors do not propose to engage in any business other than the business in which such Persons are currently engaged as of the Closing Date and activities necessary or related to or reasonably contemplated by the conduct of the foregoing. On the Closing Date, each Borrower will own or have the right to use all the material Property and possess all of the material rights and consents necessary for the conduct of the business of such Borrower.

8.1.26. Leases. Each Obligor and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, all of such material leases are valid and subsisting and, to Obligors’ knowledge, no material default by the applicable Obligor or its Subsidiaries exists under any of them.

8.1.27. Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory, in a Borrowing Base Certificate submitted to Lender, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Lender-discretionary criteria) set forth in the definition of Eligible Inventory.

8.1.28. Location of Equipment and Inventory and Chief Executive Office. Except as set forth in Schedule 9.1.10, the Equipment and Inventory of the Obligors is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 9.1.10 (or such other location as to which notice has been provided to Lender pursuant to Section 9.1.10). Each Obligor’s chief executive office is at the location identified on Schedule 9.1.10.

8.1.29. Inventory Records. Each Obligor keeps in all material respects correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

8.1.30. Subordinated Debt. Borrowers have delivered to Lender complete and correct copies of the DPI/Epiphany Settlement Agreement and the Aston Note, including all schedules and exhibits thereto. No Obligor is in default in the performance or compliance with any material provisions thereof.

8.1.31. Financing Statements and other Filings. Each Obligor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Obligor to Lender pursuant to this Agreement (in Collateral with respect to which a security interest can be perfected by the filing of a financing statement under the UCC) are listed on Schedule 8.1.31 hereto. Each Obligor represents and warrants that all such filings, registrations and recordings have been delivered to Lender in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 8.1.31.

8.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 9.	COVENANTS AND CONTINUING AGREEMENTS

9.1. Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

9.1.1. Inspections; Appraisals.

(a) Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall not have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Lender for all its charges, costs and expenses in connection with:

(i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Lender deems appropriate, up to two (2) times per Loan Year; and appraisals of Inventory, up to two (2) times per Loan Year, and

(ii) such examinations up to an additional one (1) time per Loan Year; and such appraisals up to an additional one (1) time per Loan Year, if at any time, Availability is less than the greater of (A) $2,000,000, and (B) 10% of the lesser of (1) the Revolver Commitment or (2) the Borrowing Base for three (3) consecutive Business Days; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Subject to and without limiting the foregoing, Obligors agree to pay Lender’s then standard charges for examination activities, including the standard charges of Lender’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

9.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender all financial statements, reports and other items set forth on Exhibit E no later than the time specified therein, which financial statements may be delivered electronically pursuant to a method agreed to by Lender and Borrowers.

9.1.3. Collateral Reporting. Provide Lender with each certificate, report or schedule set forth on Exhibit F attached hereto no later than the times specified therein, which reports may be delivered electronically pursuant to a method agreed to by Lender and Borrowers.

9.1.4. Notices. Notify Lender in writing, promptly after a Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor:

(a) the commencement or written threat of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect;

(b) any material labor dispute, strike or walkout, or the expiration of any material labor contract;

(c) any default under or termination (but not expiration) of a Material Contract;

(d) the existence of any Default or Event of Default;

(e) any judgment in an amount exceeding $250,000 not covered by insurance;

(f) any violation or written notice of a violation of any applicable law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably have a Material Adverse Effect;

(g) the occurrence of any ERISA Event;

(h) [reserved];

(i) the discharge of or any withdrawal or resignation by Obligors’ independent accountants,

(j) any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect,

(k) any opening of a new office or place of business, at least ten (10) days prior to such opening;

(l) such Obligor’s obtaining rights to, and filing applications for registration of, any new Intellectual Property, or otherwise acquiring ownership of any registered Intellectual Property (other than the acquisition by such Obligor of the right to sell products containing the trademarks of others in the ordinary course of such Obligor’s business);

(m) such Obligor’s becoming entitled to the benefit of any registered Intellectual Property whether as licensee or licensor (other than commercially available off the shelf computer programs, products or applications and such Obligor’s right to sell products containing the trademarks of others in the ordinary course of such Obligor’s business);

(n) such Obligor’s entering into any new Licenses with respect to the Intellectual Property (other than commercially available off the shelf computer programs, products or applications and such Obligor’s right to sell products containing the trademarks of others in the ordinary course of such Obligor’s business); or

(o) such Obligor’s knowing, or having reason to know, that any application or registration relating to any Intellectual Property may, other than as provided in Section 3 of the IP Assignment, become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark office, the United States Copyright Office or any court or tribunal) regarding such Obligor’s ownership of, or the validity or enforceability of, any Intellectual Property or such Obligor’s right to register the same or to own and maintain the same.

9.1.5. Compliance with Laws. Comply with all applicable laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

9.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested. If an Account of any Obligor includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

9.1.7. Insurance.

(a) Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A-/VII, unless otherwise approved by Lender in its reasonable discretion) reasonably satisfactory to Lender. All proceeds under each policy shall be payable to Lender. From time to time upon request, Obligors shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. For each policy, by no later than thirty (30) days after the Closing Date, the Lender shall have received copies of satisfactory endorsements (i) showing Lender as lender’s loss payee or additional insured as its interests may appear; (ii) requiring thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b) Without limiting clause (a) above, maintain insurance with insurers (with a Best Rating of at least A-/VII, unless otherwise approved by Lender in its reasonable discretion) reasonably satisfactory to Lender, (i) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (ii) business interruption insurance in an amount not less than $1,000,000, with deductibles and subject to an insurance assignment satisfactory to Lender.

9.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect and pay all Royalties when due, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.1.9. Deposit Accounts; Depository Bank. Take all actions necessary to establish Lender’s control of each Deposit Account (other than an (a) account exclusively used for (i) payroll, (ii) payroll taxes, (iii) employee benefits, or (b) an account containing not more than $50,000 at any time). Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 9.1.9 to reflect same. Obligors also shall maintain Lender as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services; provided that the foregoing shall not be deemed to prohibit Lumificient from maintaining its primary deposit account at Alerus

Financial, N.A. so long such deposit account is subject to a Control Agreement in favor of Lender by no later than September 30, 2014 or otherwise does not contain more than $10,000 at any time, and (ii) pursuant to such Control Agreement, all balances in such account, net of any minimum amounts required to be maintained pursuant to the Control Agreement, shall be transferred daily to a Dominion Account for application to the Obligations in accordance with the terms hereof. The Borrowers shall close the deposit accounts maintained at all banks other than Lender and Alerus Financial, N.A. not later than 90 Days after Closing Date and shall provide the Lender with such evidence as the Lender may reasonably require to evidence the same.

9.1.10. Other Collateral Covenants. Comply with the following additional covenants related to Collateral:

(a) All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 9.1.10, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 9.2.5; and (b) move Collateral to another location in the United States, upon ten (10) Business Days’ prior written notice to Lender.

(b) Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by the applicable Obligors. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

(d) Each Obligor shall defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands, except Permitted Liens.

(e) Except for normal wear and tear and obsolescence, each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

(f) Upon request, each Obligor shall provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

(g) Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(h) Obligors shall, at any and all times, within a reasonable time after written request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, additional information with respect to the Collateral.

9.1.11. Lien Waivers. By no later than sixty (60) days after the Closing Date, Lender shall have received executed Lien Waivers, in the form and substance reasonably satisfactory to Lender, with respect to the following locations: (i) 177 Broad Street, Stamford, CT 06901; (ii) 4500 PGA Boulevard, Palm Beach Gardens, FL 33418; (iii) 1795 N. Lapeer Rd., Oxford, MI 48371; (iv) 79 W. Howard, Pontiac, MI 48342; (v) 4139 Guardian Street, Simi Valley, CA 93063; (vi) 345 Memorial Drive, Suite A, Crystal Lake, IL 60014; (vii) 1135 Hayden Drive, Carrollton, TX 75006; and (viii) and 2205 Hutton Drive. Carrollton, TX 75006. If, notwithstanding the Obligors’ commercially reasonable efforts, the Obligors are unable to timely obtain the foregoing Lien Waivers, such failure shall not constitute a Default or Event of Default, and the Lender reserves the right to institute a Rent and Charges Reserve for each such location.

9.1.12. Orbian UCC Termination. By no later than forty-five (45) days after the Closing Date, the Lender shall have received satisfactory evidence of the termination of UCC financing statement No. 20124214369 filed on November 1, 2012 with the Secretary of State of the State of Delaware by Orbian Financial Services II, LLC against Relume.

9.1.13. Alerus Financial Line of Credit Termination. By no later than thirty (30) days after the Closing Date, the Lender shall have received satisfactory evidence of the termination and cancellation of that certain Promissory Note, dated as of May 25, 2011, in the amount of $25,000, made by Lumificient in favor of Alerus Financial, N.A.

9.2. Negative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

9.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except for Permitted Debt.

9.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except Permitted Liens.

9.2.3. Distributions; Upstream Payments. Declare or make any Distributions, except a Distribution by a Subsidiary of an Obligor to such Obligor; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to a Obligor, except for restrictions under the Loan Documents, under applicable law or in effect on the Closing Date as shown on Schedule 8.1.14.

9.2.4. Restricted Investments. Make any Restricted Investment.

9.2.5. Disposition of Assets. Sell, lease, license, consign, transfer or otherwise dispose of any Property of an Obligor or a Subsidiary of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease, except (a) as long as no Default or Event of Default exists and all Net Proceeds are remitted as required in this Agreement, a disposition of Property of an Obligor that is (i) a sale of Inventory in the Ordinary Course of Business; (ii) dispositions of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $175,000 or less; or (iii) dispositions of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens except Permitted Liens; or (c) a transfer of Property by a Subsidiary or Obligor to another Obligor.

9.2.6. Loans. Make any loans or other advances of money to any Person, except advances to an officer, director, or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business.

9.2.7. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a) Value Lighting Earnout Payments, unless the Borrower Agent has certified to Lender within five (5) Business Days prior to the making of such payment, that the Value Lighting Earnout Payment Conditions have been and will continue to be satisfied;

(b) Value Lighting Merger Agreement Subsequent Payment, unless such payment is made in shares of capital stock of RLT as permitted by Section 1.4(b) of the Value Lighting Merger Agreement, in effect as of the Closing Date;

(c) Tri-State Earnout Payments, unless the Borrower Agent has certified to Lender within five (5) Business Days prior to the making of such payment, that the Tri-State Earnout Payment Conditions have been and will continue to be satisfied;

(d) any payment under the Tri-State Agreement, other than the Tri-State Agreement Subsequent Payment, which Tri-State Agreement Subsequent Payment may be paid in cash on the Closing Date;

(e) Aston Debt, except that the Borrowers may:

(i) on the Closing Date, make a payment consisting of principal on the Aston Debt and all Accrued Interest (as defined in the Aston Note) in the aggregate amount of $3,249,000;

(ii) make regularly scheduled payments of interest on the Aston Debt so long as before and after giving effect to such payment, no Event of Default shall have occurred and be continuing; and

(iii) make regularly scheduled payments of principal, but not prepayments, on the Aston Debt so long as:

(A) such payment is (1) made with the proceeds of an Equity Issuance on terms and conditions satisfactory to the Lender, (2) made pursuant to a conversion of all or any portion of the Aston Debt to Equity Interests in RLT on terms and conditions satisfactory to the Lender, or (3) made with the proceeds of a capital infusion made by Aston to RLT on terms and conditions satisfactory to the Lender; provided that each of the (1), (2) and (3) shall be consummated reasonably contemporaneously with the proposed payment to Aston, or

(B) the Borrower Agent has certified to Lender within five (5) Business Days prior to the making of such payment, that the Additional Debt Principal Payment Conditions have been and will continue to be satisfied.

(f) the DPI/Epiphany Debt, except that the Borrowers may:

(i) make regularly scheduled payments of interest on the DPI/Epiphany Debt so long as before and after giving effect to such payment, no Event of Default shall have occurred and be continuing; and

(ii) make regularly scheduled payments of principal, but not prepayments, on the DPI/Epiphany Debt so long as:

(A) such payment is (1) made with the proceeds of an Equity Issuance on terms and conditions satisfactory to the Lender, or (2) made pursuant to a conversion of all or any portion of the DPI/Epiphany Debt in Equity Interests in RLT on terms and conditions satisfactory to the Lender; provided that each of the (1) and (2) shall be consummated reasonably contemporaneously with the proposed payment to Epiphany and/or DPI, or

(B) the Borrower Agent has certified to Lender within five (5) Business Days prior to the making of such payment, that the Additional Principal Payment Conditions have been and will continue to be satisfied.

(g) Borrowed Money (other than the Obligations, the DPI/Epiphany Debt, and the Aston Debt) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the written consent of Lender);

(h) any other Subordinated Debt not referred to above, except to the extent expressly permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); and

(i) any cash payments to Aston pursuant to the Management Services Agreement, provided, however, the Borrower may pay compensation to Aston with 500,000 shares of common stock of RLT as permitted by Section 2 of the Management Services Agreement as in effect as of the Closing Date.

9.2.8. Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower.

9.2.9. Subsidiaries.

(i) Form or acquire any Subsidiary after the Closing Date except in connection with a Permitted Acquisition and so long as, at the time that any Obligor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date pursuant to such Permitted Acquisition, within ten (10) days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement, together with such other security agreements (including mortgages with respect to any Real Estate owned in fee of such new Subsidiary with a fair market value greater than $250,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to this Agreement, and such other security agreements shall not be required to be provided to Lender with respect to any Subsidiary of RLT that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Obligors of providing such guaranty or such security agreements are unreasonably excessive (as determined by Lender in consultation with Borrower Agent) in relation to the benefits to Lender of the security or guarantee afforded thereby, (b) provide, or cause the applicable Obligor to provide, to Lender a pledge agreement (or an addendum to this Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Lender; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of RLT that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Obligors of providing such pledge are unreasonably excessive (as determined by Lender in consultation with Borrower Agent) in relation to the benefits to Lender of the security afforded thereby (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Estate owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 9.2.9 shall constitute a Loan Document.

or (ii) permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

9.2.10. Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 9.2.9.

9.2.11. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

9.2.12. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.13. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and listed on Schedule 8.1.14; or (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt.

9.2.14. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.2.15. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

9.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) the Management Services Agreement; and (d) transactions with Affiliates in the Ordinary Course of Business (including those consummated prior to the Closing Date and shown on Schedule 9.2.17) so long as such transactions are upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.2.17. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

9.2.18. Amendments to Subordinated Debt and Material Contracts.

(a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; or (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lender.

(b) Amend, supplement or otherwise modify any Material Contract if the result thereof would have a Material Adverse Effect on any Obligor or the Lender.

9.2.19. Returns of Inventory; Affixed Equipment. Return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $175,000; and (d) any payment received by a Obligor for a return is promptly remitted to Lender for application to the Obligations. No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

9.2.20. Acquisition, Sale and Maintenance of Inventory. Acquire or accept any Inventory on consignment or approval, and Obligors shall take all steps to assure that all Inventory is produced in accordance with applicable law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Obligor to repurchase such Inventory.

9.3. Financial Covenants. As long as any Commitment or Obligations are outstanding, Obligors shall:

9.3.1. Fixed Charge Coverage Ratio. Maintain, a Fixed Charge Coverage Ratio, tested as of the last day of each of the following Fiscal Quarters, as follows:

(a) for the one (1) Fiscal Quarter commencing July 1, 2014 and ending September 30, 2014, 1.1 : 1.0;

(b) for the two (2) Fiscal Quarter period commencing July 1.2014 and ending December 31, 2014, 1.1 : 1.0;

(c) for the three (3) Fiscal Quarter period commencing July 1, 2014 and ending March 31, 2015, 1.1 : 1.0;

(d) for the four (4) Fiscal Quarter period commencing July 1, 2014 and ending June 30, 2015, 1.1 : 1.0; and

(e) thereafter, as of the end of each subsequent Fiscal Quarter, 1.1 : 1.0, calculated on a trailing twelve (12) month basis.

SECTION 10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Obligor fails to pay the Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Obligor breaches or fail to perform any covenant contained in Section 5.5, 5.7, 7.2, 7.4, 7.6, 9.1.1, 9.1.2, 9.1.3, 9.1.4(d), 9.1.7, 9.1.10, 9.2 or 9.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within fifteen (15) days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(f) Any breach or default of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $250,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $250,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business, which business constitutes a material part of Obligors’ business taken as a whole; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, which revocation or termination would reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time, which cessation would reasonably be expected to have a Material Adverse Effect; any material Collateral or Property of an Obligor is taken or impaired through condemnation, which taking or impairment would reasonably be expected to have a Material Adverse Effect; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Obligors taken as a whole, are not Solvent;

(j) (i) An Insolvency Proceeding is commenced by an Obligor; (ii) an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or (iv) an Insolvency

Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) any security interest and Lien purported to be created by this Agreement or any Security Document shall cease to be in full force and effect, or shall cease to give Lender the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or in such Security Document) in favor of Lender , or shall be asserted in writing by any Obligor not to be a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby;

(n) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Obligor or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Obligor shall repudiate or deny any portion of its liability or obligation for the Obligations in writing;

(o) the subordination and intercreditor provisions of the documents evidencing or governing any Debt (including, without limitation, the Intercreditor Agreement) (collectively, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Debt (other than expressly in accordance with the terms hereof or thereof); or (ii) any Borrower or any other Obligor shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Lender, or (C) that all payments of principal of or premium and interest on the applicable Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Subordination Provisions;

(p) a Change of Control occurs; or

(q) or any event occurs or condition exists that has a Material Adverse Effect.

10.2. Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs with respect to any Obligor, then to the extent permitted by applicable law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other applicable law. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations. Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to apply any cash proceeds of Collateral (including, without limitation, any then balance in any Dominion Account) against the Obligations at such times and manner as Lender may determine in its sole discretion.

10.3. License. Without limiting Lender’s rights as a holder of a Lien on Intellectual Property hereunder, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral provided, however, the Lender shall have no right to use any License, which by the terms of said License, prohibits the use thereof by a Person other than the applicable Obligor. Each Obligor’s rights and interests under Intellectual Property shall inure to Lender’s benefit.

10.4. Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of offset) that such Person may have.

10.5. Remedies Cumulative; No Waiver.

10.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

10.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

10.6. Curative Equity.

10.6.1. Subject to the limitations set forth in clause (e) below, Borrower may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenants set forth in Sections 9.3.1 and 9.3.2 (the “Specified Financial Covenants”) if it receives the cash proceeds of an investment of Curative Equity within 10 Business Days after the applicable date on which the Specified Financial Covenants are first required to be tested pursuant to the terms hereof.

10.6.2. Borrower shall promptly notify Lender of its receipt of any proceeds of Curative Equity (and shall immediately apply the same to the payment of the Obligations in the manner specified in Section 5.3).

10.6.3. Any investment of Curative Equity shall be in immediately available funds and, subject to the limitations set forth in Section 10.6.5 below, shall be in an amount that is sufficient to cause Borrower to be in compliance with the applicable Specified Financial Covenant after giving effect to such Curative Equity.

10.6.4. Upon delivery of a certificate by Borrower to Lender as to the amount of the proceeds of such Curative Equity and that such amount (i) has been applied in accordance with Section 10.6.2 above, and (ii) is in an amount equal to or greater than the amount required by Section 10.6.3 above, then any Event of Default that occurred and is continuing from a breach of any of the Specified Financial Covenants shall be deemed cured with no further action required by the Lender. Prior to the date of the delivery of a certificate conforming to the requirements of this Section, any Event of Default that has occurred as a result of a breach of any of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Lender shall have no obligation to make additional Loans or otherwise extend additional credit hereunder. In the event Borrower does not cure all financial covenant violations as provided in this Section 10.6, the existing Event(s) of Default shall continue unless waived in writing by the Lender.

10.6.5. Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) the Curative Equity contributed in any fiscal quarter shall be no greater than the amount required to cause Borrower to be in compliance with the Specified Financial Covenants as at the end of such fiscal quarter, and (ii) the Curative Equity shall be disregarded for purposes of determining EBITDA for any other financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in Debt with the proceeds of any Curative Equity for determining compliance with the Specified Financial Covenants or for determining any other financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the quarter in which such Curative Equity is used.

SECTION 11.	MISCELLANEOUS

11.1. Amendments and Waivers.

11.1.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Lender, and their respective successors and assigns, except that no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents.

11.1.2. Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

11.2. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may, without notice and in either its or a Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse a Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or other investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which any Obligor is a beneficiary; and (xii) take any action as Lender deems appropriate to carry out the intent and purpose of this Agreement or to fulfill any Obligor’s obligations under the Loan Documents.

11.3. Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE, including, without limitation, any and all losses, claims, causes of action, damages, liabilities, settlement payments, reasonable and documented out-of-pocket costs (including the reasonable fees, charges and disbursements of counsels for Lender and other Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of an Obligor, beneficiary, transferee, or assignee or Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or any environmental liability related in any way to any Obligor or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, any Person which has entered into a control agreement with any Secured Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Obligor or any of the Obligors’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that, in no event shall any party to an Obligor have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

11.4. Notices and Communications.

11.4.1. Notice Address. Subject to Section 4.1.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Obligor Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 11.4. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.

Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Obligor Agent shall be deemed received by all Obligors.

11.4.2. Electronic Communications; Voice Mail. Electronic mail and internet websites, including, but not limited to, valid hyperlinks to EDGAR (Electronic Data Gathering, Analysis, and Retrieval system), may be used only for routine communications, such as delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.3. Lender make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

11.4.3. Platform. Borrowing Base information, reports, financial statements and other materials shall be delivered by Obligors pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it (“Platform”). Obligors shall notify Lender of each posting of reports or other information on the Platform. All information shall be deemed received by Lender only upon its receipt of such notice. The Platform is provided “as is” and “as available.” NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM. Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. No Indemnitee shall have any liability to Obligors or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of any information over the internet.

11.4.4. Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.

11.5. Performance of Obligors’ Obligations. Lender may, in its reasonable discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of a Obligor under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Obligors, within ten (10) Business Days of demand therefor, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

11.6. Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

11.7. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

11.8. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

11.9. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

11.10. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

11.11. No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by applicable law, each Obligor hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

11.12. Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a non-confidential basis from a source other than Obligors. Notwithstanding the foregoing, subject to Borrower Agent’s prior written consent, Lender may publish or disseminate general information concerning this credit facility, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, that is identified as confidential when delivered. Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with applicable law.

11.13. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

11.14. Consent to Forum.

11.14.1. Forum. LENDER AND EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK COUNTY, NEW YORK AND THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT; PROVIDED, HOWEVER THE LENDER MAY ELECT TO CONSENT TO ANY OTHER JURISDICTION IF REQUIRED TO FORECLOSE ANY SECURITY INTEREST IN ANY COLLATERAL. LENDER AND EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY OF THE FOREGOING COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable law.

11.14.2. Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

11.15. Waivers by Obligors. To the fullest extent permitted by applicable law, each Obligor waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Obligor may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.16. PATRIOT Act Notice. Lender hereby notifies Obligors that pursuant to the PATRIOT Act, Lender is required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the PATRIOT Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of applicable law.

11.17. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Cynthia Stannard
Name:	Cynthia Stannard
Title:	Senior Vice President
Address:	Bank of America, N.A.
CityPlace 1
185 Asylum Street, 35th Floor
Hartford, CT 06103
Mail Code CT2-500-35-02
	Telephone:	860-952-6827
	Facsimile:	860-952-6830

BORROWERS:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President, CFO, Secretary and Treasurer
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

LUMIFICIENT CORPORATION

By:	/s/ Carey Burkett
Name:	Carey Burkett
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

LIGHTING INTEGRATION TECHNOLOGIES, LLC

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

SEESMART TECHNOLOGIES, LLC

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

RELUME TECHNOLOGIES, INC.

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President, Secretary and Treasurer
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

TRI-STATE LED DE, LLC

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

VALUE LIGHTING, LLC

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

GUARANTORS:

SEESMART, INC.

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

SENTINEL SYSTEM, LLC

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

VALUE LIGHTING OF HOUSTON, LLC
By:	Value Lighting, LLC,
Its Sole Member

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

ENVIROLIGHT LED, LLC
By:	Seesmart, Inc.,
Its Sole Member

By:	/s/ Charles J. Schafer
Name:	Charles J. Schafer
Title:	President and Secretary
Address:
177 Broad Street, 12th Floor
Stamford, CT 06901

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

[To be provided by Lender]

EXHIBIT B

COMPLIANCE CERTIFICATE

In accordance with the terms of the Loan and Security Agreement dated August 20, 2014 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”) by and among REVOLUTION LIGHTING TECHNOLOGIES, INC., a Delaware corporation (“RLT”), LUMIFICIENT CORPORATION, a Minnesota corporation (“Lumificient”), LIGHTING INTEGRATION TECHNOLOGIES, LLC, a Delaware limited liability company (“LIT”), SEESMART TECHNOLOGIES, LLC, a Delaware limited liability company (“Seesmart Tech”), RELUME TECHNOLOGIES, INC., a Delaware corporation (“Relume”), TRI-STATE LED DE, LLC, a Delaware limited liability company (“Tri-State”), and VALUE LIGHTING, LLC, a Delaware limited liability company (“Value Lighting”, and together with RLT, Lumificient, LIT, Seesmart Tech, Relume and Tri-State, singly and collectively, jointly and severally, “Borrowers” and each a “Borrower”) and Bank of America, N.A., I hereby certify that:

1.	I am the [President] [Chief Financial Officer] of Borrowers;

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or passing of time or both, would constitute such a Default, has occurred.

4.	Borrowers are in compliance with the financial covenant(s) set forth in Sections 9.3 of the Loan Agreement, as demonstrated by the calculations contained in Schedule I, attached hereto and made a part hereof.

5.	The Applicable Margin level is level , based upon Excess Availability, as calculated on Schedule I, attached hereto and made a part hereof.

REVOLUTION LIGHTING TECHNOLOGIES, INC., as Borrower Agent

By:

Name:

Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

[Borrowers to provide detailed calculations of financial covenants and Applicable Margin]

EXHIBIT C

CONDITIONS PRECEDENT

(a) Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Lender shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Lender.

(d) Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Obligors taken as a whole are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 8 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Lender shall have received a written opinion of Lownestein Sandler LLP, as well as any local counsel to Borrowers or Lender, in form and substance satisfactory to Lender.

(g) Lender shall have received Lien Waivers from such Persons as the Lender shall have requested.

(h) Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(j) Lender shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Lender. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2013.

(k) Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(l) Lender shall have received a Borrowing Base Certificate prepared as of August 19, 2014. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Excess Availability shall be at least $5,000,000.

(m) Aston, Lender and the Borrowers shall have entered into a subordination agreement with the Lender and Borrowers on terms and conditions satisfactory to Lender with respect to the Aston Debt.

(n) Lender shall have received a letter, in form and substance satisfactory to Lender, from Existing Lender to Lender with respect to the amount necessary to repay in full all of the obligations of the Obligors and their Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of the Obligors and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of the Obligors and their Subsidiaries.

EXHIBIT D

FEES

(a) Unused Line Fee. On the first day of each month and on the Commitment Termination Date, Borrowers shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitment exceeded the average daily Revolver Usage during the immediately preceding month (or, in the case of such payment made on the Commitment Termination Date, during the period commencing on the date the immediately preceding unused line fee was due and ending on the Commitment Termination Date). Such fee shall be payable monthly in arrears commencing September 1, 2014.

(b) LC Facility Fees. Borrowers shall pay to Lender (i) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(c) Closing Fee. On the Closing Date, Borrowers shall pay to Lender a closing fee of $125,000. Such fee shall be earned as of the Closing Date and shall not be subject to rebate or refund under any circumstances.

(d) Administrative Fee. On the Closing Date, Borrowers shall pay to Lender, in advance for the Loan Year immediately following the Closing Date, an administrative fee in the amount of $21,000 (the “Administrative Fee”). On the first anniversary of the Closing Date, and on each subsequent anniversary thereafter, the Lender shall have earned as of such date, and the Borrowers agree to pay to the Lender, an Administrative Fee for such Loan Year. Borrowers shall pay to Lender such Administrative Fee for subsequent Loan Years in monthly installments, each of which shall be in the amount of $1,750, and shall be paid on the first day of each month commencing September, 2015. The Administrative Fee shall be earned as of the Closing Date and each anniversary thereof, and shall not be subject to rebate or refund under any circumstances.

EXHIBIT E

FINANCIAL REPORTING

As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to furnish to Lender:

(a) as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, audited consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flows and stockholder equity of RLT and Subsidiaries for such Fiscal Year, and supplemental consolidating balance sheets and statements of income of Borrowers and Subsidiaries, all prepared in accordance with GAAP, accompanied by a report (without qualification) by a firm of independent certified public accountants of recognized standing selected by RLT and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (except for the fourth (4th) Fiscal Quarter of a Fiscal Year), unaudited consolidated balance sheet of RLT and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income for such quarter and for the portion of the Fiscal Year then elapsed, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter and period, subject to normal year-end adjustments and the absence of footnotes and other disclosures;

(c) as soon as available, and in any event within twenty (20) days after the end of each month, a management- prepared financial metric statement of RLT and its Subsidiaries for the immediately preceding month, including a calculation of EBITDA and a “snap shot” of sales for the previous month, and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP;

(d) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(f) not later than thirty (30) days after the end of each Fiscal Year, projections of Borrowers’ quarterly consolidated balance sheets, statement of income, statements of cash flows and Availability for the next Fiscal Year;

(f) at not later than twenty (20) prior to the end of each month, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i) such other reports and information (financial or otherwise) as Lender may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

EXHIBIT F

COLLATERAL REPORTING

(a) (i) By the fifteenth (15th) day of each month Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous month, provided that if a Default or Event of Default exists, or if Excess Availability is at any time less than the greater of (i) $3,375,000, and (ii) 22.5% of the lesser of (A) the Revolver Commitment or (B) the Borrowing Base, Borrowers shall deliver to Lender, on the Wednesday of each week, a Borrowing Base Certificate prepared as of the close of business of the previous Friday for the then ending week, and (ii) at such other times as Lender may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Lender may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

(b) Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request. Each Obligor shall also provide to Lender, on or before the Tuesday of each week, a detailed aged trial balance of all Accounts as of the Friday of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request. If Accounts in an aggregate face amount of $250,000 or more cease to be Eligible Accounts, Obligors shall notify Lender of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

(c) Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports in form satisfactory to Lender, on such periodic basis as Lender may request. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each physical count.3

(d) Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to Lender. Promptly upon request, Obligors shall deliver to Lender evidence of their ownership or interests in any Equipment.

(e) The obligations of Obligors hereunder may be kept on their behalf by one or more Borrowers.

EXHIBIT G

[NOTICE OF BORROWING]/[NOTICE OF CONVERSION/CONTINUATION]

Date:

To:	Bank of America, N.A., as lender under the Loan and Security Agreement dated as of August 20, 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) by and among (i) Revolution Lighting Technologies, Inc., a Delaware corporation, as borrower agent (in such capacity, the “Borrower Agent”) for itself and the other Borrowers party thereto from time to time, (ii) the other Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, and (iv) Bank of America, N.A., as lender (in such capacity, the “Lender”).

Ladies and Gentlemen:

The undersigned Borrower Agent refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice of a [Borrowing][conversion of a Loan from a Base Rate Loan or a LIBOR Loan][continuation of a Loan] with respect to a Revolver Loan requested by the undersigned as specified below:

1. The Business Day of the proposed [Borrowing][conversion][continuation] is                     .

2. The aggregate amount of the proposed [Borrowing][Loan to be converted][Loan to be continued] is as follows: $        .

3. The [Borrowing][Loan to be converted][Loan to be continued] is to be comprised of [$         of Base Rate Loans] [$         of LIBOR Loans].

4. The duration of the Interest Period(s) for the LIBOR Loans, if any, included in such [Borrowing][conversion][continuation] shall be as follows: [30 days][sixty days][90 days].

Borrower Agent hereby represents and warrants that (a) the [Borrowing] [conversion][continuation] requested herein complies with the provisions of Section 4.1.1 of the Loan Agreement and (b) the conditions specified in Section 6.2 of the Loan Agreement have been satisfied or waived on and as of the date of the applicable [Borrowing] [conversion][continuation].

REVOLUTION LIGHTING TECHNOLOGIES, INC., as Borrower Agent

By:
Name:
Title: